Exhibit 99.1

Willdan Group Reports

First Quarter 2019 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – May 2, 2019 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its first quarter ended March 29, 2019.

First Quarter 2019 Summary

•	Consolidated contract revenue of $91.8 million, an increase of 68.1%
•	Net revenue of $40.8 million, an increase of 33.8%
•	Net loss of $0.4 million, or $0.04 per diluted share
•	Adjusted diluted earnings per share of $0.22
•	Adjusted EBITDA of $4.7 million
•	Cash generated from operations of $10.5 million
•	Increasing Net Revenue and Adjusted EPS guidance

For the first quarter of 2019, Willdan reported consolidated contract revenue of $91.8 million and a net loss of $0.4 million, or $(0.04) per diluted share.  This compares with consolidated contract revenue of $54.6 million and net income of $2.2 million, or $0.24 per diluted share, for the first quarter of 2018.  For the first quarter of 2019, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $40.8 million, up 33.8% compared to the same period in fiscal year 2018.

“Our first quarter results were impacted by a lower level of activity with two of our largest clients as we completed negotiations for program expansions,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “We are raising our targets for net revenue and adjusted diluted EPS for 2019.  The combined capabilities and geographic presence of Willdan and Lime Energy is having the positive impact on our business development efforts that we expected.  We have the largest pipeline of work in our history and we continue to make good progress in executing on our long-term vision for Willdan and adding new skill sets, technologies, and experience that we believe will enhance our ability to generate profitable growth in the years ahead.”

First Quarter 2019 Financial Highlights

Consolidated contract revenue for the first quarter of 2019 was $91.8 million, an increase of 68.1% from $54.6 million for the first quarter of 2018.  Contract revenue for the Energy segment was $74.7 million for the first quarter of 2019, an increase of 100.0%, which was primarily due to incremental revenue from the acquisitions of Lime Energy, Newcomb Anderson McCormick (“NAM”), and The Weidt Group. Contract revenue for the Engineering and Consulting segment was $17.1 million, a decrease of 0.9% from the first quarter of 2018 primarily due to normal quarterly fluctuations in the level of services provided.

Net Revenue for the first quarter of 2019 was $40.8 million, an increase of 33.8% from $30.5 million for the first quarter of 2018.  The increase was primarily due to incremental revenue from the acquisitions of Lime Energy, NAM, and The Weidt Group.  Net Revenue in the Energy segment was $26.9 million for the first quarter of 2019, an increase of 64.8% over the same period last year.  Net Revenue in the Engineering and Consulting segment was $13.9 million for the first quarter of 2019, a decrease of 1.8% over the same period last year.

Direct costs of contract revenue were $65.9 million for the first quarter of 2019, an increase of 87.8%, from $35.1 million for the first quarter of 2018.  The increase was primarily related to incremental direct costs from the acquisitions of Lime Energy, NAM and The Weidt Group.

Total general and administrative expenses for the first quarter of 2019 was $26.2 million, an increase of 49.1% from $17.6 million for the first quarter of 2018, driven primarily by increased costs largely related to personnel added through the acquisitions of Lime Energy, NAM, and The Weidt Group.

Interest expense was $1.1 million for the first quarter of 2019, compared with $23,000 for the first quarter of 2018. The increase in interest expense was primarily attributable to debt incurred in the fourth quarter of 2018 to finance the acquisition of Lime Energy.

The Company recorded an income tax benefit of $0.9 million in the first quarter of 2019, compared to an income tax benefit of $0.2 million for the prior year period. The income tax benefit recorded in the first quarter of 2019 was primarily attributable to various tax deductions and tax credits.

Net loss for the first quarter of 2019 was $0.4 million, or $(0.04) per diluted share, as compared to net income of $2.2 million, or $0.24 per diluted share, for the first quarter of 2018.  Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the first quarter of 2019 was $2.4  million, or $0.22 per diluted share, as compared to Adjusted Net Income of $4.2 million, or $0.45 per diluted share, for the first quarter of 2018.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $4.7 million for the first quarter of 2019, an increase of 3.6% from $4.5 million for the first quarter of 2018.

Balance Sheet

Willdan generated $10.5 million in cash flow from operations in the quarter, compared to cash used in operations of $6.7 million in the quarter last year.

Willdan reported $11.1 million in cash and cash equivalents at March 29, 2019, as compared to $15.3 million at December 28, 2018.  The decrease in cash and cash equivalents was primarily due to net cash used in investing activities, partially offset by net cash provided by operating and financing activities.

Financial Targets

Willdan has increased its Net Revenue and Adjusted Diluted EPS financial targets for fiscal 2019 to the following:

•	Net Revenue* of $185 to $205 million
•	Adjusted Diluted EPS* of $2.40 - $2.50
•	Effective tax rate of approximately 24%
•	Diluted share count of 11.7 million shares
•	Depreciation of approximately $4.5 million
•	Amortization of approximately $8.5 million
•	Stock-based compensation of approximately $11.9 million
•	Interest of approximately $4.5 million

*See “Use of Non-GAAP Financial Measures” below.

The financial targets do not include the effect of any transaction that has not been completed as of this date. Over the long-term, Willdan continues to target both organic and acquisitive Net Revenue growth of greater than 10%, resulting in total Net Revenue growth of greater than 20% per year.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, May 2, 2019, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 866-575-6539 and providing conference ID 5979139.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 5979139.  The replay will be available through May 16, 2019.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release. A reconciliation of targeted contract revenue for 2019 as reported in accordance with GAAP to targeted Net Revenues for 2019, which is a forward-looking non-GAAP financial measure, is not provided because Willdan is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the subcontractor services and other director costs that are subtracted from contract revenues in order to derive Net Revenues. While subcontractor costs have increased recently, subcontractor costs can vary significantly from period to period.  We expect that subcontractor costs will be higher for the remainder of fiscal 2020 than fiscal 2019 as a result of our recent acquisitions and the shift in projects in our Energy segment. For recent periods, subcontractor costs and other direct costs have been 48.7% of contract revenue for fiscal year 2018 and 55.5% and 44.1% of contract revenue for the three months ended March 29, 2019 and March 30, 2018, respectively.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure.  Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs is a non-GAAP financial measure. “Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding Willdan’s targets for fiscal 2019, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from Willdan’s acquisitions of Lime Energy and The Weidt Group. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to,  Willdan’s ability to compete successfully in the highly competitive energy efficiency services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts (including with our three primary customers and the two primary customers of Lime Energy) and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its recent acquisition of Lime Energy and The Weidt Group, and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with applicable financial maintenance covenants, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The above is not a complete list of factors or events that could cause actual results to differ from Willdan’s expectations, and Willdan cannot predict all of them. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 28, 2018, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 29,	December 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$11,061,000	$15,259,000
Accounts receivable, net of allowance for doubtful accounts of $457,000 and $442,000 at March 29, 2019 and December 28, 2018, respectively	44,959,000	61,346,000
Contract assets	58,050,000	51,851,000
Other receivables	2,589,000	1,893,000
Prepaid expenses and other current assets	4,929,000	5,745,000
Total current assets	121,588,000	136,094,000
Equipment and leasehold improvements, net	9,573,000	7,998,000
Goodwill	110,509,000	97,748,000
Right-of-use assets	12,564,000	—
Other intangible assets, net	50,227,000	44,364,000
Other assets	3,651,000	3,311,000
Deferred income taxes, net	12,252,000	12,321,000
Total assets	$320,364,000	$301,836,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,763,000	$36,829,000
Accrued liabilities	32,615,000	37,401,000
Contingent consideration payable	1,906,000	3,113,000
Contract liabilities	4,831,000	5,075,000
Notes payable	8,100,000	8,572,000
Finance lease obligations	435,000	320,000
Lease liability	4,139,000	—
Total current liabilities	88,789,000	91,310,000
Contingent consideration payable	1,729,000	1,616,000
Notes payable	75,389,000	63,139,000
Finance lease obligations, less current portion	282,000	224,000
Lease liability, less current portion	9,452,000	—
Deferred lease obligations	—	724,000
Other noncurrent liabilities	729,000	534,000
Total liabilities	176,370,000	157,547,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 11,126,000 and 10,968,000 shares issued and outstanding at March 29, 2019 and December 28, 2018, respectively	111,000	110,000
Additional paid-in capital	114,348,000	114,008,000
Accumulated other comprehensive loss	(219,000)	—
Retained earnings	29,754,000	30,171,000
Total stockholders’ equity	143,994,000	144,289,000
Total liabilities and stockholders’ equity	$320,364,000	$301,836,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2019	2018

Contract revenue	$91,793,000	$54,595,000

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	14,910,000	10,998,000
Subcontractor services and other direct costs	50,948,000	24,069,000
Total direct costs of contract revenue	65,858,000	35,067,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	15,744,000	10,025,000
Facilities and facility related	1,772,000	1,209,000
Stock-based compensation	1,817,000	1,064,000
Depreciation and amortization	2,654,000	1,064,000
Other	4,182,000	4,192,000
Total general and administrative expenses	26,169,000	17,554,000
(Loss) income from operations	(234,000)	1,974,000

Other (expense) income:
Interest expense, net	(1,121,000)	(23,000)
Other, net	11,000	10,000
Total other expense, net	(1,110,000)	(13,000)
(Loss) income before income taxes	(1,344,000)	1,961,000

Income tax benefit	(927,000)	(242,000)
Net (loss) income	$(417,000)	$2,203,000

Other comprehensive income
(Loss) gain on cash flow hedge valuations	$(219,000)	$—
Comprehensive (loss) income	$(636,000)	$2,203,000

(Loss) earnings per share:
Basic	$(0.04)	$0.25
Diluted	$(0.04)	$0.24

Weighted-average shares outstanding:
Basic	10,974,000	8,753,000
Diluted	10,974,000	9,185,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 29,	March 30,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(417,000)	$2,203,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,739,000	1,101,000
Deferred income taxes, net	69,000	(126,000)
Gain on sale/disposal of equipment	(25,000)	—
Provision for doubtful accounts	27,000	96,000
Stock-based compensation	1,817,000	1,064,000
Accretion and fair value adjustments of contingent consideration	111,000	338,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	18,043,000	17,747,000
Contract assets	(5,765,000)	(16,796,000)
Other receivables	(696,000)	(152,000)
Prepaid expenses and other current assets	918,000	495,000
Other assets	(315,000)	(98,000)
Accounts payable	(127,000)	(5,206,000)
Accrued liabilities	(5,799,000)	(6,592,000)
Contract liabilities	(396,000)	(863,000)
Deferred lease obligations	—	62,000
Right-of-use assets	303,000	—
Net cash provided by (used in) operating activities	10,487,000	(6,727,000)
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,929,000)	(144,000)
Proceeds from sale of equipment	35,000	—
Cash paid for acquisitions, net of cash acquired	(21,800,000)	—
Net cash used in investing activities	(23,694,000)	(144,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,205,000)	(2,622,000)
Payments on notes payable	(472,000)	(383,000)
Borrowings under term loan facility and line of credit	14,000,000	—
Repayments under term loan facility and line of credit	(1,750,000)	—
Principal payments on finance leases	(88,000)	(90,000)
Proceeds from stock option exercise	291,000	279,000
Proceeds from sales of common stock under employee stock purchase plan	749,000	616,000
Unregistered sales of equity securities and use of proceeds	(2,516,000)	—
Net cash provided by (used in) financing activities	9,009,000	(2,200,000)
Net decrease in cash and cash equivalents	(4,198,000)	(9,071,000)
Cash and cash equivalents at beginning of period	15,259,000	14,424,000
Cash and cash equivalents at end of period	$11,061,000	$5,353,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$965,000	$23,000
Income taxes	—	36,000
Supplemental disclosures of noncash investing and financing activities:
Other working capital adjustment	579,000	—
Accumulated other comprehensive loss	(219,000)	—
Equipment acquired under finance leases	261,000	162,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(Non-GAAP Measure)

	Three Months Ended
	March 29,	March 30,
Consolidated	2019	2018
Contract revenue	$91,793,000	$54,595,000
Subcontractor services and other direct costs	50,948,000	24,069,000
Net Revenue	$40,845,000	$30,526,000

	Three Months Ended
	March 29,	March 30,
Energy segment	2019	2018
Contract revenue	$74,692,000	$37,332,000
Subcontractor services and other direct costs	47,780,000	20,999,000
Net Revenue	$26,912,000	$16,333,000

	Three Months Ended
	March 29,	March 30,
Engineering and Consulting segment	2019	2018
Contract revenue	$17,101,000	$17,263,000
Subcontractor services and other direct costs	3,168,000	3,070,000
Net Revenue	$13,933,000	$14,193,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Non-GAAP Measure)

	Three Months Ended
	March 29,	March 30,
	2019	2018
Net (loss) income	$(417,000)	$2,203,000
Interest expense	1,110,000	23,000
Income tax benefit	(927,000)	(242,000)
Stock-based compensation	1,817,000	1,064,000
Interest accretion(1)	110,000	338,000
Depreciation and amortization	2,739,000	1,101,000
Transaction costs(2)	218,000	—
Adjusted EBITDA	$4,650,000	$4,487,000

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contigent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(Non-GAAP Measure)

	Three Months Ended
	March 29,	March 30,
	2019	2018
Net (loss) income	$(417,000)	$2,203,000
Adjustment for stock-based compensation	1,817,000	1,064,000
Tax effect on stock-based compensation	(506,000)	131,000
Adjustment for intangible amortization	1,936,000	677,000
Tax effect on intangible amortization	(539,000)	84,000
Adjustment for transaction costs	218,000	—
Tax effect on transaction costs	(61,000)	—
Adjusted Net Income	$2,448,000	$4,159,000

Diluted weighted-average shares outstanding	10,974,000	9,185,000

Diluted earnings per share	$(0.04)	$0.24
Impact of adjustment:
Stock-based compensation per share	0.17	0.12
Tax effect on stock-based compensation per share	(0.05)	0.01
Intangible amortization per share	0.18	0.07
Tax effect on intangible amortization per share	(0.05)	0.01
Transaction costs per share	0.02	—
Tax effect on transaction costs per share	(0.01)	—
Adjusted Diluted EPS	$0.22	$0.45

Willdan Group, Inc. and Subsidiaries

Reconciliation of Diluted EPS to Adjusted Diluted EPS Target

(Non-GAAP Measure)

	2019 Target
	High	Low
Net income	$13,746,000	$12,576,000
Adjustment for stock-based compensation	11,900,000	11,900,000
Tax effect on stock-based compensation	(2,856,000)	(2,856,000)
Adjustment for intangible amortization	8,500,000	8,500,000
Tax effect on intangible amortization	(2,040,000)	(2,040,000)
Adjustment for transaction costs	—	—
Tax effect on transaction costs	—	—
Adjusted Net Income	$29,250,000	$28,080,000

Diluted weighted-average shares outstanding	11,700,000	11,700,000

Diluted earnings per share	$1.17	$1.07
Impact of adjustment:
Stock-based compensation per share	1.02	1.02
Tax effect on stock-based compensation per share	(0.25)	(0.25)
Intangible amortization per share	0.73	0.73
Tax effect on intangible amortization per share	(0.17)	(0.17)
Transaction costs per share	—	—
Tax effect on transaction costs per share	—	—
Adjusted Diluted EPS	$2.50	$2.40

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com